SIMPLE MINING LLC

MASTER HOSTING AGREEMENT

This SIMPLE MINING LLC Master Hosting Agreement (the "Agreement") is between SIMPLE MINING LLC ("SIMPLE MINING"), an Iowa Limited Liability Company and (the "Customer"). This Master Agreement is effective 7/16/2025 (the "Effective Date"). In consideration of the promises set forth below, the parties agree as follows:

1. **Provisions of Services**

   a. The Customer acknowledges that all SIMPLE MINING services for mining coin are offered on an 'As Is' best effort basis and each Machine is sold by SIMPLE MINING at its stock nameplate power consumption.

   b. The Customer shall have access to the mining pool for purposes of management of wallets, tracking total miners online, hash rates, and estimated and paid coin earnings per day.

2. **Hardware**

   All machines sold and/or hosted by SIMPLE MINING for the Customer are subject to the terms and conditions of this Agreement. (collectively as the Customer's "Machine" or "Machines"). Once this Agreement is executed, Customer agrees that any additional orders for Machines made by Customer beyond the initial purchase specified in this Agreement shall not require a new purchase order or separate written agreement.

   Customer's written or email confirmation of an additional order, accompanied by the corresponding payment in full, shall constitute final authorization for the purchase. Upon receipt of such confirmation and payment, the sale will be deemed final and binding, and no additional contracts or documentation will be required to enforce the terms of the purchase. Machines and serial numbers are assigned to Customer at the time of installation of the Machines and not at the time of purchase unless otherwise specified by SIMPLE MINING.

   All additional orders beyond the initial order shall be governed by the terms and conditions of this Agreement.

3. **Term and Termination**

   a. The Customer agrees to an initial twelve (12) month equipment hosting term (the "Term") for each mining Machine Customer has with SIMPLE MINING from the date each Machine is installed, paid monthly, which includes electricity limited to the stock nameplate power consumption of each Machine, maintenance as defined below, rent, and any required rebooting.

b. The Term for each Customer Machine installed shall automatically renew for subsequent periods of twelve (12) months from the installation date of each Machine at the then-current pricing terms, unless either party gives the other party written notice of termination at least thirty (30) days prior to the expiration of the then- current Term for each Machine or otherwise terminated pursuant to this Agreement.

c. The Customer agrees that in order to remove a mining Machine prior to the end of the then-current hosting Term for that Machine, the Customer must pay in full the remaining balance of the twelve (12) month hosting Term for each Machine removed. The Customer also agrees that no refunds shall be given for the Customer's decision to remove a mining Machine from the hosting facility prior to the end of the initial Term and any renewal Terms for each Machine. The Customer is responsible for arranging shipment or pickup of their Machines.

d. An unracking fee of $25 per Machine will be charged upon removal. SIMPLE MINING can also perform a deep cleaning of a Machine prior to return for an additional fee.

e. SIMPLE MINING may terminate this Agreement immediately for cause if the Customer a) fails to make a payment for any Machines, b) violates, or fails to perform or fulfill any provision of this Agreement, and any such matter is not cured within ten (10) days after written notice from SIMPLE MINING, c) enters into bankruptcy, dissolution, financial failure, or insolvency, or d) enters into an assignment with a third party, unless approved in writing in advance by SIMPLE MINING.

4. Payment Terms, Fees, and Taxes

a. Payment for the first month's hosting for each Machine will be due upfront as a security deposit upon the completion of the installation of each Customer Machine and will be based on the nameplate power consumption of the machine as designated from the manufacturer. Nameplate power will be agreed upon between the Parties at the time of deposit. Subsequent payments will be due on a monthly basis and are based on the hashing uptime of the Machines, calculated as set forth in subpoint (i). On the 1st day of each calendar month, SIMPLE MINING shall provide the Customer an invoice for the prior calendar month. Invoices shall be paid by the Customer within five (5) calendar days of receipt (the "Due Date"). If the Customer has not paid an invoice in full by the Due Date, SIMPLE MINING may shut off the Machine(s) until all payments are received. Subsequent payments will be due on a recurring basis on or before the 1st day of every month (the "Due Date"). Any payments over five (5) calendar days late may result in your Machine(s) being shut off until all payments are received. SIMPLE MINING reserves the right to terminate your Agreement and forfeit your slot(s) if payment is not made within ten (10) days

of the written notice to cure the non-payment. No further written notices are required if you are late on your payments more than once in a calendar year. All payments must be made via automatic ACH, Wire transfer, automatic Credit Card, Opennode, or through Triple A. Credit Card payments will be subject to a 3.5% fee. SIMPLE MINING also accepts cryptocurrency payments with a 1% fee for monthly payments. Payment via cryptocurrency can be made using Triple A, where payment can be made in Bitcoin, USDT-ERC20, or USDC-ERC20, unless other arrangements are made in a writing between the Customer and SIMPLE MINING.

i. The monthly fees shall be based on a $0.08/kWh equivalent of the total kWh usage per month. The total kWh usage is calculated taking the uptime of the Machine(s) based on their nameplate power consumption with the Customer for each Machine(s) hosted with SIMPLE MINING for twelve (12) month commitment. Discounted pricing may occur if the Customer reaches and maintains a total kW hosted at SIMPLE MINING as follows: 500-999 = $0.075/kWh, 1000 and over = $0.07 kWh.

ii. A set-up fee between the Customer and SIMPLE MINING will be agreed upon in writing between the Parties at the time of installation for each Machine and will be based on the invoiced amount.

iii. The Customer may pause and resume their use of each Machine installed one (1) time per month. The pause of a Machine by a Customer does not modify the Customer's then-current contractual Term of the Machine. A paused Machine remains online for SIMPLE MINING's use during the Customer's pause period to help cover SIMPLE MINING's obligations for utility and other services. A Customer shall not receive any sort of financial credit, set-off or reimbursement, whether full or partial, for a paused Machine remaining online. Further, the Customer waives any and all rights and claims relating to such use of a paused Machine by SIMPLE MINING, including but not limited to, financial credit, set-off or reimbursement, wear-and-tear of use, or other related claims. If Customer pauses mining for more than 30 days, SIMPLE MINING reserves the right to unplug your Machine(s) without further notice, and if you wish to resume mining, SIMPLE MINING may need a commercially reasonable time frame in which to reconnect your Machine(s) based upon available slots at that time. There is no guarantee a slot will be available for your Machine(s) that have been paused for more than 30 days. In the event no slot is available, Customer may request possession of the unplugged Machine(s) in accordance with this Agreement.

iv. Notwithstanding the provisions of Section 4(a)(iii) above, the ability of Customer to pause shall not apply to mining machines with an energy efficiency rating below 25 J/T, including, but not limited to, the S19 Pro,

S19j Pro and S19 models. As mining machines with lower efficiency are identified with improving technologies, SIMPLE MINING reserves the right to designate additional models in the future that shall be exempt from the ability to pause by providing thirty (30) days' written notice to Customer(s).

v. All sales are final and there are no refunds once a Machine is purchased.

b. If SIMPLE MINING's cost to provide services is subject to a price increase from its utility company, SIMPLE MINING reserves the right to increase the Customer's monthly fees proportionately during the then-current Term. SIMPLE MINING, however, must provide the Customer with thirty (30) days written notice of said fee increase, at which time the Customer has the right to immediately terminate this Master Agreement effective the date of the monthly fee increase and remove any or all Machine(s).

5. Maintenance

a. SIMPLE MINING includes all repairs for each Machine purchased and hosted through SIMPLE MINING LLC for the initial Term of twelve (12) months from installation of each Machine. Any Customer Machine on renewal or purchased through the SIMPLE MINING Marketplace will not be covered under the free repair policy. However, a SIMPLE MINING Protection Plan can be purchased to cover any repair costs for Machines purchased through the Marketplace or during each twelve (12) month Agreement renewal period. If a Machine is unrepairable for any reason, SIMPLE MINING does not pay for the cost of replacement for a Machine. The Protection Plan terms and conditions can be found in the Protection Plan Addendum.

b. SIMPLE MINING is not an insurer and the Customer's Machines are not covered by any insurance policy held by SIMPLE MINING. The Customer is solely responsible for obtaining insurance coverage for the Customer's Machines.

6. Publicity

The Customer may publicly display content, issue press releases, or make any other public comments relating to SIMPLE MINING or the provisions of this Agreement, provided such content, press releases, and other public comments do not disparage or harm the reputation of SIMPLE MINING. However, nothing in this provision shall be construed to prohibit the Customer from providing a truthful review of their experience with SIMPLE MINING. The Customer shall provide

copies of any content, press releases, or other public comments to SIMPLE MINING.

7. **Representations and Warranties; Limitations of Liability**

a. Both the Customer and SIMPLE MINING acknowledge that each party has full power and authority to enter into the Agreement and it will comply with all laws and regulations applicable to its provision, or use, of the Services.

b. SIMPLE MINING makes no representations or warranties of any kind regarding its services, except as set forth in this Agreement, whether express or implied, including the warranty of fitness for a particular purpose and all other warranties. In the case of a power outage, curtailment or any other unforeseen event that causes downtime, SIMPLE MINING is not responsible for compensating the Customer for any lost revenues, profits and/or opportunity to mine coin. The Customer bears complete responsibility for their own investment research and should seek the advice of a qualified investment professional before making any investment decisions. SIMPLE MINING does not act as an investment advisor.

c.

d. IN NO EVENT SHALL SIMPLE MINING BE LIABLE TO THE CUSTOMER OR ANY OTHER PERSON, FIRM OR ENTITY IN ANY RESPECT, INCLUDING WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, INCLUDING ANY LOSS OF PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, NEGLIGENCE, ACCIDENTS, ERRORS, OMISSIONS, DISRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING, BUT NOT LIMITED TO, THOSE THAT MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF SIMPLE MINING PURSUANT TO THIS AGREEMENT. SIMPLE MINING'S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT, WHETHER UNDER CONTRACT LAW, TORT LAW, WARRANTY, OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE AMOUNTS ACTUALLY RECEIVED BY SIMPLE MINING FROM THE CUSTOMER IN THE THREE (3) MONTHS PRIOR TO THE DATE OF THE EVENT GIVING RISE TO THE CLAIM.

e. Any representative of the Customer that visits SIMPLE MINING facility does so at his or her own risk and must be accompanied by a SIMPLE MINING representative. SIMPLE MINING shall not be liable for any harm, including but not limited to death or other serious injuries, to such persons resulting from any

cause other than SIMPLE MINING's gross negligence or willful misconduct resulting in personal injury to such persons during such a visit.

f. SIMPLE MINING assumes no liability for any damage to, or loss of, any Customer Machines resulting from any cause other than SIMPLE MINING's gross negligence or willful misconduct. To the extent SIMPLE MINING is liable for any damage or loss to the Customer Machines for any reason, such liability will be limited solely to the previous three months' billings paid by the Customer. As set forth in Section 5(b) above, SIMPLE MINING does not insure Customer Machines and Customer is solely responsible for obtaining insurance coverage for damage to Customer's Machines.

g. Any action against SIMPLE MINING in connection with this Agreement must be commenced within one (1) year after the cause of action has accrued.

8. Indemnification

Each Party shall indemnify, defend, and hold the other harmless from losses, costs, damages, and expenses occasioned by, or arising out of, any occurrence causing damage or inflicting injury or damage to any person or property, resulting from the services pursuant to this Agreement, including but not limited to each Party's attorneys' fees, except as limited by the Limitations of Damages set forth in Section 7 above.

9. Miscellaneous

a. The Customer shall notify SIMPLE MINING in writing of any change in control or ownership of the Customer's business entity within thirty (30) days of the change in control. Failure to provide such notification may result in a breach of this Agreement.

b. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed properly given if:

(i) Delivered by SIMPLE MINING to the Customer's email address on file;

(ii) Delivered by the Customer to SIMPLE MINING at support@simplemining.io.

Each party is responsible for ensuring the accuracy of the email address provided for Notices. Notices sent via email shall be deemed received on the date sent, provided no delivery failure notification is received. If an email is sent outside normal business hours, it shall be deemed received on the next business day.

c. Any disputes or claims arising from or related to this Agreement or the sales transactions between SIMPLE MINING and the Customer shall be governed by the laws of the State of Iowa, and each of the parties irrevocably consents to a court of competent jurisdiction in Black Hawk County, Iowa as the exclusive jurisdiction and venue for any dispute.

d. SIMPLE MINING shall have, in addition to any lien given by law, a security interest (whether recorded or not) in all of the Customer's Machines kept and used by the Customer on the premises. SIMPLE MINING may proceed at law or equity with any remedy by law or by this Agreement for the recovery of unpaid fees, or for termination of this Agreement because of Customer's default in its performance. Notwithstanding anything to the contrary in this agreement, in the event that SIMPLE MINING becomes insolvent, or unable to pay its debts as they generally become due, and the Customer is not in default, any security interest or lien, whether recorded or not, in favor of SIMPLE MINING, its successors and assigns, shall immediately extinguish and shall have no further force or effect.

e. SIMPLE MINING is entitled to reimbursement of all attorney's fees and costs expended in any lawsuit or other collection efforts for any unpaid fees by Customer. A Customer is NOT entitled to any sort of financial credit, set-off or reimbursement of unpaid fees relating to the use of a defaulting Customer's Machine(s) by SIMPLE MINING. Further, a Customer is NOT entitled to any financial credit, set-off or reimbursement for unpaid fees due to the sale of a defaulting Customer's Machine(s) beyond the actual dollar amount received by SIMPLE MINING for the Machine(s). SIMPLE MINING is entitled to collect interest at 1.5% per month on all unpaid amounts.

f. The Customer represents and warrants that, in the event the Customer elects to sell mining machines in the SIMPLE MINING marketplace, the Customer holds good and marketable title to their Machines, free and clear of all liens, encumbrances, or other claims by third parties. The Customer further agrees that SIMPLE MINING shall not be responsible for any payments, claims, or liabilities arising from a breach of the warranty provided in this section. The Customer shall indemnify, defend, and hold harmless SIMPLE MINING from any such claims or liabilities, including all attorneys' fees and costs incurred in connection therewith. The Customer agrees to notify SIMPLE MINING promptly in writing if any lien, encumbrance, or other claim held by third parties arises against any Machines owned by the Customer during the term of this Agreement. SIMPLE MINING makes no representation or warranty as to the legality, ownership, or condition of any Machines listed for sale in its marketplace, and the Customer assumes full responsibility for compliance with the terms of this provision.

g. This Agreement is a services agreement and is not intended to and will not constitute a lease of any real or personal property. The Customer acknowledges and agrees that Customer has no rights as a tenant or otherwise under any real property or landlord/tenant laws, regulations, or ordinances. Customer further agrees to look exclusively to Customer's insurer to recover for injury or damage in the event of any loss or injury and releases and waives all right of recovery against SIMPLE MINING.

h. Customer may not assign or transfer any part of this Agreement, or the space allocated in SIMPLE MINING's facility in whole or in part, without first obtaining the prior written consent of SIMPLE MINING, which consent may be granted or withheld at SIMPLE MINING's sole and absolute discretion. Any purported assignment or delegation without the required consent shall be null and void and of no legal force or effect.

i. SIMPLE MINING reserves the right, in its sole discretion, to move and house the Customer's Machines at any of SIMPLE MINING's available facilities. SIMPLE MINING may, as needed, relocate the Customer's Machines to ensure optimal operational efficiency across its locations.

j. At no time following the Effective Date shall either Party make any statements, or take any other actions whatsoever, to disparage, defame, sully, or compromise the name, brand, or reputation of the other Party or any of its affiliates or commit any other action that could likely injure, hinder, or interfere with the business, business relationships, or operations of either Party.

k. This Agreement is the entire agreement between the parties and sets out all terms and conditions agreed upon between both parties and supersedes all previous agreements between the parties in terms of service. This Agreement may not be modified or amended except by express written agreement of the parties.

l. The waiver of any breach or default does not constitute the waiver of any subsequent breach or default.

m. SIMPLE MINING is not responsible for any failure or pause in performance that results from causes outside of SIMPLE MINING's control. Such failures or pauses in performance include, but not limited to acts of God, electrical or power outages, fire, internet outages, storms, or other acts of nature, or acts of governments.

n. If any portion of this Agreement becomes invalid, the remaining portions of this Agreement will remain intact and in effect.

o. SIMPLE MINING is not responsible for any delays in shipping of Machines and also is not responsible for claims of lost revenue due to delayed shipments.

SIMPLE MINING is not responsible for providing a refund to the Customer for any Machines that are delayed in shipping from the manufacturer or otherwise delayed, whether through US Customs or other delays outside the control of SIMPLE MINING.

The Parties have executed this Agreement on the date first written above.

SIMPLE MINING LLC	**CUSTOMER**
Name: Adam Haynes	Name: Paul Adler
Title: CEO	Title: President
Signature: Adam Haynes	Signature: Signed by: DigiHash LLC 5A11428806384...
Date: 7/16/2025	Date: 7/16/2025

SIMPLE MINING LLC

On Boarding Process Addendum

1. **On Boarding**

   a. SIMPLE MINING's Customer can choose whatever mining pool they prefer. If you wish to use Luxor Mining Pool please enter below the email address you use to create a Luxor account so SIMPLE MINING can apply the discounted fee to your mining pool. SIMPLE MINING Customers receive a discounted pool fee of 0.65% with Luxor Mining Pool. Please also input your subaccount name below. You can create an account by visiting Luxor Mining Pool's website: https://app.luxor.tech/en/login.

      i. Luxor Mining Pool Email Address: NA
      ii. Subaccount Name: NA

   b. If you choose not to use Luxor, please provide the stratum URL and subaccount name of the pool you wish to use below:

      i. Stratum URL: NA
      ii. Subaccount Name: NA

2. **Direct Deposit via ACH Form**

Please fill out the Direct Deposit via ACH on the page below. If you will not be using Direct Deposit via ACH please put N/A on all fields.

3. **Recurring Credit Card Authorization**

   Please fill out the Credit Card Authorization Form below. If you will not be using Recurring Credit Card payments please put N/A on all fields. Please note Credit Card payments are subject to a 3.5% fee.

4. **Crypto Payments**

   SIMPLE MINING accepts crypto payment which allows SIMPLE MINING to accept USDT-ERC20, USDC-ERC20, or Bitcoin, unless otherwise agreed upon in writing by the Parties. It is the customer's responsibility to ensure that the correct payment amount is sent to the correct wallet address. SIMPLE MINING is not responsible for any funds sent to the wrong address, and SIMPLE MINING shall not issue any refunds or credits for such transactions. All Crypto payments are subject to a 1% fee.

5. **Payment for Machine(s)**

   a. ACH Credit Card Crypto Payment
   b. By selecting ACH or Credit Card you authorize SIMPLE MINING to charge your Credit Card or initiate an ACH payment for your Machine(s).
   c. Credit Card payments will have a 3.5% processing fee.
   d. Cryptocurrency payments will have a 1% processing fee.

<u>Wire Details:</u>

SIMPLE MINING LLC
Account Type: Checking
Routing Number: 073905527
Account Number: 3000950366
Receiving Bank - Lincoln Savings Bank
Address of Bank – 508 Main St. Reinbeck, IA 50669
Business Address: 2715 Technology Pkwy, Cedar Falls, Iowa, 50613

Direct Payment via ACH Authorization

I authorize SIMPLE MINING LLC, hereinafter called "Company," to initiate debit entries to my account indicated below and the Financial Institution named below, hereinafter called "Financial Institution," to debit the same account. I acknowledge that the origination of ACH transactions to my account must comply with U.S. law.

Account Details

Financial Institution Name: NA

City: NA

State: NA

Zip: NA

Routing Number: NA

Account Number: NA

Type of Account (Checkings or Savings) : NA

This authorization is to remain in full force and effect until Company has received written notification from me (or any authorized account signer on the accounts listed) of its termination in such time and manner as to afford the Company and Financial Institution a reasonable opportunity to act on the request.

Print Individual Name: Paul Adler

Signature: Signed by: DigiHash LLC

Date: 7/16/2025

Credit Card Payment Authorization

You authorize regularly scheduled charges to your credit card. You will be charged the amount indicated for each billing period. A receipt for each payment will be provided to you and the charge will appear on your credit card statement. You agree that no prior notification will be provided unless the date or amount changes, in which case you will receive notice from us at least 7 days prior to the payment being collected.

I NA authorize Simple Mining LLC to charge

my (Cardholder's Name) Credit Card on the 27th of each month for the

electricity billing charges.

Billing Information

Billing Address NA Phone # NA

City, State, Zip NA Email NA

Card Details

☐ Visa ☐ MasterCard ☐ Discover ☐

American Express Cardholder Name ___

Account/CC Number NA

Expiration Date NA /

CVV NA

Zip Code NA

I understand that this authorization will remain in effect until I cancel it in writing, and I agree to notify Simple Mining LLC in writing of any changes in my account information or termination of this authorization at least 15 days prior to the next billing date. If the above noted payment dates fall on a weekend or holiday, I understand that the payments may be executed on the next business day. I acknowledge that the origination of Credit Card transactions to my account must comply with the provisions of U.S. law. I certify that I am an authorized user of this Credit Card and will not dispute these scheduled transactions; so long as the transactions correspond to the terms indicated in this authorization form.

CARDHOLDER'S SIGNATURE Signed by: DigiHash LLC DATE 7/16/2025